Exhibit 10.39

John Butler

EVP, Human Resources

October 27, 2008

TO:	Ms. Sara Genster Robling

RE:	EMPLOYMENT OFFER

Dear Sally,

We are pleased to confirm our offer for the position of Chief Marketing Officer, for Pinnacle Foods Group LLC (“Pinnacle”), Mountain Lakes, NJ, at a bi-weekly salary of $12,980.76 (which equates to an annual salary of $337,500.00). You will report directly to Jeff Ansell, Chief Executive Officer. In addition to your base salary, you will be eligible for participation in our Management Incentive Program, which is designed to provide incentive compensation to employees who make a substantial contribution to the success of the Company. Your bonus target is 75% of your base salary. Your bonus payment is contingent on company performance and the achievement of personal performance targets recommended by Jeff, and approved by the Pinnacle Compensation Committee.

You will receive Profits Interests of 300 Units in the Pinnacle senior management equity plan and you will be subject to all of the terms and conditions thereof.

Should your position be eliminated or you are terminated for anything other than cause, you would be guaranteed nine (9) months of base salary to be paid in accordance with our severance policy. In addition, if you have not obtained employment at the end of nine months, these severance benefits may be extended for up to an additional three (3) months or until you gain new employment whichever comes first.

You will be expected to execute a Confidentiality and Non-Disclosure Agreement with Pinnacle Foods Group LLC. It is my understanding, and you have confirmed, that you have signed a Confidentiality Agreement, Non-Disclosure Agreement and/or Non-Compete Agreement with your previous employer a copy of which you will provide for Pinnacle’s review. You confirm that you are under no other obligations, including the above referenced Confidentiality Agreement, Non-Disclosure Agreement and/or Non-Compete Agreement or agreements with any other employer that would interfere with your employment with us and the job responsibilities as discussed to date. Further, you are not prohibited or restricted from accepting employment with Pinnacle as offered in this letter. Pinnacle also confirms that we do not want you to share any of the confidential information as part of your Pinnacle job responsibilities.

ONE  OLD  BLOOMFIELD  AVENUE,  MOUNTAIN  LAKES,  NEW  JERSEY  07046

Phone: 973-541-8647 • Fax: 973-541-6693

Genster Robling

Additionally, you have confirmed to me that you are not in possession of any confidential, proprietary and/or trade secret information obtained from your current, or any former, employer, which you intend to utilize in furtherance of our business. Further you understand that you are specifically advised by Pinnacle against possessing or using any such confidential, proprietary and/or trade secret information. Should you have any questions regarding this matter, please contact me immediately.

Enclosed with this letter is information about Pinnacle’s Benefit Plan which includes: Medical Plan, Prescription Drug Plan, Dental Plan, Short-Term Disability Plan, Basic Life Insurance Plan and Business Travel Insurance Plan, along with a 401(k) Savings Program. You are eligible for four weeks of annual vacation. Our vacation year starts on January 1 and your 2008 vacation will be prorated based on your starting date of employment.

Your employment is contingent upon successful completion of our employment process, including but not limited to: verification of your employment and education, reference checks, a pre-employment drug screening test and medical examination and/or inquiry. Please contact Mary Lou Kehoe, Director, Human Resources at 856-969-7318 to initiate the pre-employment process. If you have any questions regarding our offer, please don’t hesitate to contact me in our offices at 973-541-8647.

Please sign and return this letter to me. The mailing address is: 1 Old Bloomfield Avenue, Mountain Lakes, NJ 07046. We anticipate you starting with us not later than November 17, 2008.

We are looking forward to what we believe would be a mutually successful and beneficial relationship.

Regards,

John Butler

ACCEPTED:

Ms. Sara Genster Robling	Date

cc:     file

ONE  OLD  BLOOMFIELD  AVENUE,  MOUNTAIN  LAKES,  NEW  JERSEY  07046

Phone: 973-541-8647 • Fax: 973-541-6693